AGREEMENT AND PLAN OF MERGER

among

Omni U.S.A., Inc.,
Omni Merger Sub, Inc.,
Edward Daniel
Jeffrey Daniel
and
Brendan Technologies, Inc.

Dated as of December 29, 2005

AGREEMENT AND PLAN OF MERGER, dated as of December 29, 2005 (the “Agreement”), among Omni U.S.A., Inc., a Nevada corporation (“Omni”), Omni Merger Sub, Inc., a Michigan corporation and wholly owned subsidiary of Omni (“Merger Sub”), and Jeffrey Daniel and Edward Daniel, on the one hand, and Brendan Technologies, Inc., a Michigan corporation (the “Company”), on the other hand. Omni, Merger Sub, and the Company are collectively referred to herein as the “Parties.” Omni, Jeffrey Daniel, Edward Daniel and Merger Sub are sometimes referred to herein collectively as the “Omni Parties.”

RECITALS:

WHEREAS, the respective boards of directors of each of Omni, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Merger was approved by a majority of the Company’s Shareholders at a meeting duly noticed and held on February 12, 2004.

WHEREAS, it is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”); and

WHEREAS, the Company, Omni and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1 Certain Definitions. The following terms shall, when used in this Agreement, have the following meanings:

“Acquisition” means the acquisition by a Person of any businesses, assets or property other than in the ordinary course, whether by way of the purchase of assets or stock, by merger, consolidation or otherwise.

“Affiliate” means, with respect to any Person: (i) any Person directly or indirectly owning, controlling, or holding with power to vote 10% or more of the outstanding voting securities of such other Person (other than passive or institutional investors); (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; and (iv) any officer, director or partner of such other Person. “Control” for the foregoing purposes shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

“Assets” of any Party mean all properties, assets, privileges, powers, rights, interests and claims of every type and description that are owned, leased, held, used or useful in the Business of such Party and in which such Party has any right, title or interest or in which such Party acquires any right, title or interest on or before the Closing Date, wherever located, whether known or unknown, and whether or not now or on the Closing Date on the books and records of such Party, but excluding any of the foregoing, if any, transferred prior to the Closing pursuant to this Agreement or any Collateral Documents.

“Business” of any Party means the business of such Party as then being conducted.

“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in Los Angeles, California, are required or authorized to be closed.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral Documents” mean the Exhibits and any other documents, instruments and certificates to be executed and delivered by the Parties hereunder or thereunder.

“Commission” means the Securities and Exchange Commission or any Regulatory Authority that succeeds to its functions.

“Company Common Stock” means the common shares of the Company.

“Company Shareholders” means, as of any particular date, the holders of Company Common Stock on that date.

“Encumbrance” means any material mortgage, pledge, lien, encumbrance, charge, security interest, security agreement, conditional sale or other title retention agreement, limitation, option, assessment, restrictive agreement, restriction, adverse interest, restriction on transfer or exception to or material defect in title or other ownership interest (including restrictive covenants, leases and licenses).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Legal Requirement” means any statute, ordinance, law, rule, regulation, code, injunction, judgment, order, decree, ruling, or other requirement enacted, adopted or applied by any Regulatory Authority, including judicial decisions applying common law or interpreting any other Legal Requirement.

“Losses” shall mean all damages, awards, judgments, assessments, fines, sanctions, penalties, charges, costs, expenses, payments, diminutions in value and other losses, however suffered or characterized, all interest thereon, all costs and expenses of investigating any claim, lawsuit or arbitration and any appeal therefrom, all actual attorneys’, accountants’ investment bankers’ and expert witness’ fees incurred in connection therewith, whether or not such claim, lawsuit or arbitration is ultimately defeated and, subject to Section 10.4, all amounts paid incident to any compromise or settlement of any such claim, lawsuit or arbitration.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Material Adverse Effect” means a material adverse effect on (i) the assets, Liabilities, properties or business of the Parties, (ii) the validity, binding effect or enforceability of this Agreement or the Collateral Documents or (iii) the ability of any Party to perform its obligations under this Agreement and the Collateral Documents; provided, however, that none of the following shall constitute a Material Adverse Effect on the Company: (a) occurrences due to a disruption of a Party’s business as a result of the announcement of the execution of this Agreement or changes caused by the taking of action required by this Agreement, (b) general economic conditions, or (c) any changes generally affecting the industries in which a Party operates.

“Merger Shares” means the shares of Omni Common Stock deliverable by Omni for Company Common Stock pursuant to Section 2.5.

“Omni Common Stock” means the common shares of Omni.

“Omni Securities Filings” means Omni’s Annual Report on Form 10-KSB and its quarterly reports on Form 10-QSB, and all other reports filed and to be filed with the Commission prior to the Effective Time.

“Permit” means any license, permit, consent, approval, registration, authorization, qualification or similar right granted by a Regulatory Authority.

“Permitted Liens” means (i) liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings; (ii) rights reserved to any Regulatory Authority to regulate the affected property; (iii) statutory liens of banks and rights of set off; (iv) as to leased assets, interests of the lessors and sublessors thereof and liens affecting the interests of the lessors and sublessors thereof; (v) inchoate materialmen’s, mechanics’, workmen’s, repairmen’s or other like liens arising in the ordinary course of business; (vi) liens incurred or deposits made in the ordinary course in connection with workers’ compensation and other types of social security; (vii) licenses of trademarks or other intellectual property rights granted by the Company or Omni, as the case may be, in the ordinary course and not interfering in any material respect with the ordinary course of the business of the Company or Omni, as the case may be; and (viii) as to real property, any encumbrance, adverse interest, constructive or other trust, claim, attachment, exception to or defect in title or other ownership interest (including, but not limited to, reservations, rights of entry, rights of first refusal, possibilities of reverter, encroachments, easement, rights of way, restrictive covenants, leases, and licenses) of any kind, which otherwise constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, under any contract or otherwise, that do not, individually or in the aggregate, materially and adversely affect or impair the value or use thereof as it is currently being used in the ordinary course.

“Person” means any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Regulatory Authority or other entity.

“Proposed Acquisition” means any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by the Company of assets representing in excess of 50% of the aggregate fair market value of the Company Business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Company.

“Regulatory Authority” means: (i) the United States of America; (ii) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like); (iii) Canada and any other foreign (as to the United States of America) sovereign entity and any political subdivision thereof; or (iv) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

“Representative” means any director, officer, employee, agent, consultant, advisor or other representative of a Person, including legal counsel, accountants and financial advisors.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subsidiary” of a specified Person means (a) any Person if securities having ordinary voting power (at the time in question and without regard to the happening of any contingency) to elect a majority of the directors, trustees, managers or other governing body of such Person are held or controlled by the specified Person or a Subsidiary of the specified Person; (b) any Person in which the specified Person and its subsidiaries collectively hold a 50% or greater equity interest; (c) any partnership or similar organization in which the specified Person or subsidiary of the specified Person is a general partner; or (d) any Person the management of which is directly or indirectly controlled by the specified Person and its Subsidiaries through the exercise of voting power, by contract or otherwise.

“Tax” means any U.S. or non U.S. federal, state, provincial, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, intangible property, recording, occupancy, sales, use, transfer, registration, value added minimum, estimated or other tax of any kind whatsoever, including any interest, additions to tax, penalties, fees, deficiencies, assessments, additions or other charges of any nature with respect thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund or credit or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulations” means regulations promulgated by the U.S. Treasury Department under the Code.
1.2 Other Definitions. The following terms shall, when used in this Agreement, have the meanings assigned to such terms in the Sections indicated.
Term	Section

“Agreement”	Preamble
“BCA”	2.1
“Certificate of Merger”	2.5
“Closing”.	2.12
“Closing Date”	2.12
“Company Certificates”	2.72.7(a)
“Company Financial Statements”	3.8
“Company 2004 Financial Statements”	3.8
“Company Intellectual Property Rights”	3.6
“Company Option”	2.6(b)
“Dissenting Shares”	2.9
“Effective Time”	2.5
“Excluded Shares”	2.6(a)
“Indemnifying Party”	9.3
“Merger”	2.1
“Options”	3.2(b)
“Omni Parties”	Preamble
“Omni Warrants”	2.6(a)(iii)
“Omni Subsidaries”
“Parties”	Preamble
“Post Closing Financing”	2.6(a)
“Preferred Shares”	2.6(a)(ii)
“Surviving Corporation”	2.1

ARTICLE II
THE MERGER

2.1 Merger; Surviving Corporation. In accordance with and subject to the provisions of this Agreement and the Michigan Business Corporation Act (“BCA”), at the Effective Time, the Merger Sub shall be merged with and into the Company (the “Merger”), and the Company shall be the surviving corporation in the Merger (hereinafter sometimes called the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Michigan. At the Effective Time, the separate existence of the Merger Sub shall cease. All properties, franchises and rights belonging to the Company and Merger Sub, by virtue of the Merger and without further act or deed, shall be vested in the Surviving Corporation, which shall thenceforth be responsible for all the liabilities and obligations of each of Merger Sub and the Company.

2.2 Articles of Incorporation. The Company’s articles of incorporation, as in effect at the Effective Time, shall continue in full force and effect as the articles of incorporation of the Surviving Corporation until altered or amended as provided therein or by law.

2.3 ByLaws. The Company’s bylaws, as in effect at the Effective Time, shall be the bylaws of the Surviving Corporation until altered, amended or repealed as provided therein or bylaw.

2.4 Effective Time. The Merger shall become effective at the time and date that the certificate of merger of each of the Merger Sub and the Company (the “Certificate of Merger”), in form and substance acceptable to the Parties, is accepted for filing by the Secretary of State of the State of Michigan in accordance with the provisions of the BCA. The Certificate of Merger shall be executed by the Merger Sub and the Company and delivered to the Secretary of State of the State of Michigan for filing on the Closing Date. The date and time when the Merger becomes effective are referred to herein as the “Effective Time.”

2.5 Merger Shares; Conversion and Cancellation of Securities.

(a) Conversion of Company Common Stock. At the Effective Time, each share of Company Common Stock outstanding immediately before the Effective Time, other than shares described in Section 2.6(e) and the Dissenting Shares (as defined in Section 2.8 below), (collectively, the “Excluded Shares”), shall be converted, by virtue of the Merger, into four shares of Omni Common Stock.

(b) Debt Conversion. At the Effective Time, the principal amount and accrued interest through November 30, 2005 of each of the outstanding Senior Notes and Bridge Notes (the “Notes”) from holders who have elected to so convert their notes shall be converted into shares of Omni Common Stock. In the event that any holder of a Note does not elect to so convert, (a) no shares of Omni Common Stock shall be issued to such holder, and (b) such Notes shall remain the obligation of the Company until such Notes are repaid or converted. The conversion rate of the Notes is 1.64 shares for each $1.00 of Note obligation (principal and accrued interest) (the “Debt Conversion”).

(c) Additional Shares. At the Effective Time, Omni shall issue an additional 900,000 shares to the designees of the Company as set forth on schedule 2.5.

(d) Conversion. The allocation of the shares of Omni Common Stock to be issued pursuant to subparagraphs (a), (b) and (c) above (the “Merger Shares”) among the Company Shareholders excluding the holders of Excluded Shares and holders who have not elected to convert their Notes shall be subject to the following:

(i) The allocation of the Merger Shares is set forth on Schedule 2.5;

(ii) It is assumed that, as of the Effective Date, Omni will have 1,227,079 shares of common stock outstanding on a fully diluted basis.

At the Effective Time, all Company Shares shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each certificate formerly representing any Company Common Stock (other than Excluded Shares) shall thereafter represent only the right to the Merger Shares.

(e) Shares Not to be Delivered. Notwithstanding anything herein to the contrary, Omni shall not issue or withhold delivery of Merger Shares to any Company Shareholder (as instructed by the Company) in the case where the Company has advised Omni that it has a good faith claim that such Company Shareholder is not entitled to such Merger Shares.

(f) Stock Options/Warrants. At the Effective Time, each outstanding option and warrant to purchase Company Common Stock (a “Company Option”), whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option, the same number of shares of Omni Common Stock as the holder of such Company Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded up to the nearest whole number) (the “Option Shares”), at a price per share (rounded up to the nearest whole cent) equal to (i) the aggregate exercise price for the Company Common Stock otherwise purchasable pursuant to such Company Option divided by (ii) the number of full shares of Omni Common Stock deemed purchasable pursuant to such Company Option in accordance with the foregoing. The warrants and options together with the Option Shares are set forth on Schedule 2.5.

(g) Treasury Shares, Etc. Each share of Company Common Stock held in the treasury of the Company and (each share of Company Common Stock, if any, held by Omni or any Subsidiary of Omni or of the Company immediately before the Effective Time) shall be cancelled and extinguished, and nothing shall be issued or paid in respect thereof.

(h) Fractional Shares. No certificates or scrip evidencing fractional shares of Omni Preferred Stock shall be issued in exchange for Company Common Stock. All fractional share amounts shall be rounded up to the nearest whole share.

2.6 Delivery of Certificates.

(a) Delivery Procedures. As soon as practicable after the Effective Time, Omni shall deliver to the party entitled thereto certificates evidencing the Merger Shares. From and after the Effective Time, for all corporate purposes, subject to Section 2.9, the outstanding Company Certificates shall be deemed to evidence the ownership of the number of full shares of Omni Common Stock into which such shares of the Company Common Stock shall have been so converted.

(b) Intentionally deleted.

(c) Intentionally deleted

(d) Required Withholding. In connection with any payment to any holder or former holder of the Company Common Stock or Notes, Omni and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of the Company Common Stock or Notes such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable laws. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

2.7 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.

2.8 Dissenting Shares. Shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by persons who have properly exercised, and not withdrawn or waived, appraisal rights with respect thereto in accordance with the BCA (the “Dissenting Shares”), will not be converted into the right to receive the Merger Shares, and holders of such shares of Company Common Stock will be entitled, in lieu thereof, to receive payment of the appraised value of such shares of Company Common Stock in accordance with the provisions of the BCA unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the BCA. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Company Common Stock will thereupon be treated as if they had been converted at the Effective Time into the right to receive the Merger Shares, without any interest thereon. The Company will give Omni prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock. Prior to the Effective Time, the Company will not, except with the prior written consent of Omni make any payment with respect to, or settle or offer to settle, any such demands.

2.9 Restriction on Transfer. The Merger Shares may not be sold, transferred, or otherwise disposed of without registration under the Act or an exemption there from, and that in the absence of an effective registration statement covering the Merger Shares or any available exemption from registration under the Act, the Merger Shares must be held indefinitely. The Company Shareholders are aware that the Merger Shares may not be sold pursuant to Rule 144 promulgated under the Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about Omni.

2.10 Restrictive Legend. All certificates representing the Merger Shares shall contain the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE, ARE SUBJECT TO THE TERMS OF AN AGREEMENT AND PLAN OF MERGER, DATED AS OF DECEMBER ___, 2005, AMONG OMNI U.S.A., INC., OMNI MERGER SUB, INC. AND BRENDAN TECHNOLOGIES, INC., A COPY OF WHICH IS ON FILE IN THE PRINCIPAL OFFICE OF THE ISSUER. FURTHER, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF WITHOUT REGISTRATION UNDER THE ACT OR AN EXEMPTION THEREFROM.”

2.11 Closing. The closing of the transactions contemplated by this Agreement and the Collateral Documents (the “Closing”) shall take place at the offices of Troy & Gould P.C., 16th Floor, Los Angeles, California 90067, or at such other location as the parties may agree at 11:00 a.m., Pacific Time on the agreed date, which, shall be within forty five (45) days of the signing hereof (the “Closing Date”). The Closing shall be deemed to occur concurrently with the execution of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Omni that the statements contained in this ARTICLE III are correct and complete as of the date of this Agreement and, except as provided in Section 7.1, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE III, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date and except for changes contemplated or permitted by this Agreement).

3.1 Organization and Qualification. The Company and each of its Subsidiaries, collectively referred to herein as the Company, is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. The Company has all requisite power and authority to own, lease and use its assets as they are currently owned, leased and used and to conduct its business as it is currently conducted. The Company is duly qualified or licensed to do business in and is in good standing in each jurisdiction in which the character of the properties owned, leased or used by it or the nature of the activities conducted by it make such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed would not have a Material Adverse Effect on the Company or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company to perform its obligations under this Agreement or any of the Collateral Documents.

3.2 Capitalization.

(a) The authorized, issued and outstanding capital stock and other ownership interests of the Company consists of 10,000,000 shares of common stock, of which 4,754,709 shares were outstanding as of the date hereof.

(b) Schedule 2.5 lists all outstanding or authorized options, warrants, purchase rights, preemptive rights or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock or other ownership interests.

(c) All of the issued and outstanding shares of Company Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and have been issued in compliance with applicable securities laws and other applicable Legal Requirements or transfer restrictions under applicable securities laws.

3.3 Authority and Validity. The Company has all requisite corporate power to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement. The execution and delivery by the Company of, the performance by the Company of its obligations under, and the consummation by the Company of the transactions contemplated by, this Agreement have been duly authorized by all requisite action of the Company. This Agreement has been duly executed and delivered by the Company and (assuming due execution and delivery by the Omni Parties is the legal, valid, and binding obligation of the Company, enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles. Upon the execution and delivery of the Collateral Documents by each Person (other than the Omni Parties) that is required by this Agreement to execute, or that does execute, this Agreement or any of the Collateral Documents, and assuming due execution and delivery thereof by the Omni Parties, the Collateral Documents will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

3.4 No Breach or Violation. Subject to obtaining the consents, approvals, authorizations, and orders of and making the registrations or filings with or giving notices to Regulatory Authorities and Persons identified herein, the execution, delivery and performance by the Company of this Agreement and the Collateral Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of the Company under, or result in the creation or imposition of any Encumbrance upon the Company, the Company Assets, the Company Business or the Company Common Stock by reason of the terms of (i) the articles of incorporation, by laws or other charter or organizational document of the Company or any Subsidiary of the Company, (ii) any material contract, agreement, lease, indenture or other instrument to which the Company is a party or by or to which the Company, or the Assets may be bound or subject and a violation of which would result in a Material Adverse Effect on the Company, (iii) any order, judgment, injunction, award or decree of any arbitrator or Regulatory Authority or any statute, law, rule or regulation applicable to the Company or (iv) any Permit of the Company, which in the case of (ii), (iii) or (iv) above would have a Material Adverse Effect on the Company or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company to perform its obligations under this Agreement or any of the Collateral Documents.

3.5 Consents and Approvals. No consent, approval, authorization or order of, registration or filing with, or notice to, any Regulatory Authority or any other Person is necessary to be obtained, made or given by the Company in connection with the execution, delivery and performance by the Company of this Agreement or any Collateral Document or for the consummation by the Company of the transactions contemplated hereby or thereby, except to the extent the failure to obtain any such consent, approval, authorization or order or to make any such registration or filing would not have a Material Adverse Effect on the Company or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company to perform its obligations under this Agreement or any of the Collateral Documents.

3.6 Intellectual Property. To the knowledge of the Company, the Company has good title to or the right to use all material company intellectual property rights and all material inventions, processes, designs, formulae, trade secrets and know how necessary for the operation of the Company Business without the payment of any royalty or similar payment.

3.7 Compliance with Legal Requirements. The Company has operated the Business of the Company in compliance with all Legal Requirements applicable to the Company except to the extent the failure to operate in compliance with all material Legal Requirements would not have a Material Adverse Effect on the Company or Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

3.8 Financial Statements. The Company has provided Omni with copies of its financial statements for the years ended December 31, 2004 and 2003. Such financial statements present fairly in all material respects the financial condition of the Company and its results of operations as of the dates and for the periods indicated.

3.9 Litigation. There are no outstanding judgments or orders against or otherwise affecting or related to the Company, the Company Business or the Company Assets and there is no action, suit, complaint, proceeding or investigation, judicial, administrative or otherwise, that is pending or, to the Company’s knowledge, threatened that, if adversely determined, would have a Material Adverse Effect on the Company or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

3.10 Taxes. The Company has duly and timely filed in proper form all Tax Returns for all Taxes required to be filed with the appropriate Regulatory Authority, and has paid all Taxes required to be paid in respect thereof except where such failure would not have a Material Adverse Effect on the Company.

3.11 Books and Records. The books and records of the Company accurately and fairly represent the Company Business and its results of operations in all material respects. All accounts receivable and inventory of the Company Business are reflected properly on such books and records in all material respects.

3.12 Brokers or Finders. Except as set forth on Item 3.12 of the Disclosure Schedule, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement, and neither the Company, nor any of its Affiliates has incurred any obligation to pay any brokerage or finder’s fee or other commission in connection with the transaction contemplated by this Agreement.

3.13 Disclosure. No representation or warranty of the Company in this Agreement or in the Collateral Documents and no statement in any certificate furnished or to be furnished by the Company pursuant to this Agreement contained, contains or will contain on the date such agreement or certificate was or is delivered, or on the Closing Date, any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

3.14 No Undisclosed Liabilities. Except as set forth as Item 3.14 of the Company’s Disclosure Schedule, the Company is not subject to any material liability (including unasserted claims), absolute or contingent, which is not shown or which is in excess of amounts shown or reserved for in the December 31, 2004 balance sheet, other than liabilities of the same nature as those set forth in the Company Financial Statements and reasonably incurred in the ordinary course of its business after December 31, 2004.

3.15 Absence of Certain Changes. Except as set forth as Item 3.15 of the Company’s Disclosure Schedule hereto since December 31, 2004, the Company has not: (a) suffered any material adverse change in its financial condition, assets, liabilities or business; (b) contracted for or paid any capital expenditures; (c) incurred any indebtedness or borrowed money, issued or sold any debt or equity securities, declared any dividends or discharged or incurred any liabilities or obligations except in the ordinary course of business as heretofore conducted; (d) mortgaged, pledged or subjected the Company to any lien, lease, security interest or other charge or encumbrance any of its properties or assets; (e) paid any material amount on any indebtedness prior to the due date, forgiven or cancelled any material amount on any indebtedness prior to the due date, forgiven or cancelled any material debts or claims or released or waived any material rights or claims; (f) suffered any damage or destruction to or loss of any assets (whether or not covered by insurance); (g) acquired or disposed of any assets or incurred any liabilities or obligations; (h) made any payments to its affiliates or associates or loaned any money to any person or entity; (i) formed or acquired or disposed of any interest in any corporation, partnership, limited liability company, joint venture or other entity; (j) entered into any employment, compensation, consulting or collective bargaining agreement or any other agreement of any kind or nature with any person or group, or modified or amended in any respect the terms of any such existing agreement; (k) entered into any other commitment or transaction or experience any other event that relates to or affect in any way this Agreement or to the transactions contemplated hereby, or that has affected, or may adversely affect the Company’s business, operations, assets, liabilities or financial condition; or (1) amended its Articles of Organization or By-laws, except as otherwise contemplated herein.

3.16 Contracts. Except as set forth as Item 3.16 of the Company’s Disclosure Schedule, the Company has complied with and performed, in all material respects, all of its obligations required to be performed under and is not in default with respect to any of the Contracts, as of the date hereof, nor has any event occurred which has not been cured which, with or without the giving of notice, lapse of time, or both, would constitute a default in any respect thereunder. To the best knowledge of the Company Parties, no other party has failed to comply with or perform, in all material respects, any of its obligations required to be performed under or is in material default with respect to any such Contracts, as of the date hereof, nor has any event occurred which, with or without the giving of notice, lapse of time or both, would constitute a material default in any respect by such party thereunder. Except as set forth as Item 3.16 of the Company’s Disclosure Schedule the Company Parties know of and have no reason to believe that there are any facts or circumstances which would make a material default by any party to any contract or obligation likely to occur subsequent to the date hereof.

3.17 Permits and Licenses. The Company has all certificates of occupancy, rights, permits, certificates, licenses, franchises, approvals and other authorizations as are reasonably necessary to conduct its business and to own, lease, use, operate and occupy its assets, at the places and in the manner now conducted and operated, except those the absence of which would not materially adversely affect its business. The Company has not received any written or oral notice or claim pertaining to the failure to obtain any material permit, certificate, license, approval or other authorization required by any federal, state or local agency or other regulatory body, the failure of which to obtain would materially and adversely affect its business.

3.18 Assets Necessary to Business. The Company owns or leases all properties and assets, real, personal, and mixed, tangible and intangible, and is a party to all licenses, permits and other agreements necessary to permit it to carry on its business as presently conducted. Prior to Closing, the Company will make all records available to Omni with respect to all such material contracts.

3.19 Labor Agreements and Labor Relations. The Company has no collective bargaining or union contracts or agreements. The Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practices; there are no charges of discrimination or unfair labor practice charges or complaints against the Company pending or threatened before any governmental or regulatory agency or authority; and, there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or affecting the Company.

3.20 Employment Arrangements. Except as set forth as Item 3.20 of the Company’s Disclosure Schedule hereto, the Company has no employment or consulting agreements or arrangements, written or oral, which are not terminable at the will of the Company, or any pension, profit-sharing, option, other incentive plan, or any other type of employment benefit plan as defined in ERISA or otherwise, or any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, insurance or other benefits. No employee of the Company is in violation of any employment agreement or restrictive covenant.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE OMNI PARTIES

Each of the Omni Parties, jointly and severally, represent and warrant to the Company that the statements contained in this ARTICLE IV are correct and complete as of the date of this Agreement and, except as provided in Section 8.1, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE IV, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date and except for changes contemplated or permitted by the Agreement).

4.1 Organization and Qualification. Each of Omni and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Nevada and Michigan, respectively. Each of Omni and Merger Sub has all requisite power and authority to own, lease and use its assets as they are currently owned, leased and used and to conduct its business as it is currently conducted. Both Omni and Merger Sub are duly qualified or licensed to do business in and are each in good standing in each jurisdiction in which the character of the properties owned, leased or used by it or the nature of the activities conducted by it makes such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Omni or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company or any of the Omni Parties to perform their obligations under this Agreement or any of the Collateral Documents.

4.2 Capitalization.

(a) As of the date hereof, the authorized capital stock of Omni consists of 50,000,000 shares of common stock $0.004995 par value of which 1,227,079 shares are outstanding. The Merger Shares, when issued in accordance with this Agreement, will have been duly authorized, validly issued and outstanding and will be fully paid and nonassessable.

(b) As of the date hereof, the authorized capital stock of Merger Sub consists of 100 shares of common stock no par value of which there are 100 shares outstanding. Each outstanding share of Merger Sub is duly authorized, validly issued and outstanding and will be fully paid and nonassessable and are owned by Omni.

(c) Schedule 4.2(c) lists all outstanding or authorized options, warrants, purchase rights, preemptive rights or other contracts or commitments that could require Omni or any of its Subsidiaries to issue, sell, or otherwise cause to become outstanding any of its capital stock or other ownership interests.

(d) All of the issued and outstanding shares of Omni Capital Stock, and all outstanding ownership interests of each of Omni’s Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (with respect to Subsidiaries that are corporations) and have been issued in compliance with applicable securities laws and other applicable Legal Requirements.

4.3 Authority and Validity. Each Omni Party has all requisite power to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Collateral Documents. The execution and delivery by each Omni Party of, the performance by each Omni Party of its respective obligations under, and the consummation by the Omni Parties of the transactions contemplated by, this Agreement and the Collateral Documents have been duly authorized by all requisite action of each Omni Party. This Agreement has been duly executed and delivered by each of the Omni Parties and (assuming due execution and delivery by the Company) is the legal, valid and binding obligation of each Omni Party, enforceable against each of them in accordance with its terms except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles. Upon the execution and delivery by each of the Omni Parties of the Collateral Documents to which each of them is a party, and assuming due execution and delivery thereof by the other parties thereto, the Collateral Documents will be the legal, valid and binding obligations of each such Person, as the case may be, enforceable against each of them in accordance with their respective terms except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

4.4 No Breach or Violation. Subject to obtaining the consents, approvals, authorizations, and orders of and making the registrations or filings with or giving notices to Regulatory Authorities and Persons identified herein, the execution, delivery and performance by the Omni Parties of this Agreement and the Collateral Documents to which each is a party and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of any Omni Party under, or result in the creation or imposition of any Encumbrance upon the property of Omni or Merger Sub by reason of the terms of (i) the articles of incorporation, by laws or other charter or organizational document of any Omni Party, (ii) any contract, agreement, lease, indenture or other instrument to which any Omni Party is a party or by or to which any Omni Party or their property may be bound or subject and a violation of which would result in a Material Adverse Effect on Omni taken as a whole, (iii) any order, judgment, injunction, award or decree of any arbitrator or Regulatory Authority or any statute, law, rule or regulation applicable to any Omni Party or (iv) any Permit of Omni or Merger Sub, which in the case of (ii), (iii) or (iv) above would have a Material Adverse Effect on Omni or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of any Omni Party to perform its obligations hereunder or thereunder.

4.5 Consents and Approvals. Except for requirements under applicable United States Federal or state securities laws, no consent, approval, authorization or order of, registration or filing with, or notice to, any Regulatory Authority or any other Person is necessary to be obtained, made or given by any Omni Party in connection with the execution, delivery and performance by them of this Agreement or any Collateral Documents or for the consummation by them of the transactions contemplated hereby or thereby, except to the extent the failure to obtain such consent, approval, authorization or order or to make such registration or filings or to give such notice would not have a Material Adverse Effect on Omni or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company or any of the Omni Parties to perform its obligations under this Agreement or any of the Collateral Documents.

4.6 Compliance with Legal Requirements. Omni and its Subsidiaries have operated the Business of Omni in compliance with all material Legal Requirements including, without limitation, the Exchange Act and the Securities Act applicable to Omni and its Subsidiaries, except to the extent the failure to operate in compliance with all material Legal Requirements, would not have a Material Adverse Effect on Omni or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

4.7 Litigation. There are no outstanding judgments or orders against or otherwise affecting or related to Omni, any of its Subsidiaries, or their business or assets; and there is no action, suit, complaint, proceeding or investigation, judicial, administrative or otherwise, that is pending or, to the best knowledge of any Omni Party, threatened that, if adversely determined, would have a Material Adverse Effect on Omni or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

4.8 Ordinary Course. Since the date of the balance sheet included in the most recent Omni Securities Filings filed through the date hereof, there has not been any occurrence, event, incident, action, failure to act or transaction involving Omni or any of its Subsidiaries which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Omni.

4.9 Taxes. Omni has, and each of its Subsidiaries has, duly and timely filed in proper form all Tax Returns for all Taxes required to be filed with the appropriate Governmental Authority, except where such failure to file would not have a Material Adverse Effect on Omni.

4.10 Books and Records. The books and records of Omni and its Subsidiaries accurately and fairly represent the Omni Business and its results of operations in all material respects. All accounts receivable and inventory of the Omni Business are reflected properly on such books and records in all material respects.

4.11 Financial and Other Information.

(a) The historical financial statements (including the notes thereto) contained (or incorporated by reference) in the Omni Securities Filings have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto), and present fairly the financial condition of Omni and its results of operations as of the dates and for the periods indicated, subject in the case of the unaudited financial statements only to normal year end adjustments (none of which will be material in amount) and the omission of footnotes.

(b) To the knowledge of current management, the Omni Securities Filings did not, as of their filing dates, contain (directly or by incorporation by reference) any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (or incorporated therein by reference), in light of the circumstances under which they were or will be made, not misleading.

4.12 Brokers or Finders. Except as set forth on Item 4.12 of the Disclosure Schedule, no broker or finder has acted directly or indirectly for Omni, any Omni Party or any of their Affiliates in connection with the transactions contemplated by this Agreement, and neither Omni, any Omni Party nor any of their Affiliates has incurred any obligation to pay any brokerage or finder’s fee or other commission in connection with the transaction contemplated by this Agreement.

4.13 Disclosure. No representation or warranty of Omni in this Agreement or in the Collateral Documents and no statement in any certificate furnished or to be furnished by Omni pursuant to this Agreement contained, contains or will contain on the date such agreement or certificate was or is delivered, or on the Closing Date, any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

4.14 Filings. To the knowledge of current management, Omni has made all of the filings required by the Securities Act of 1933, as amended, and the Exchange Act of 1934, as amended, required to be made and no such filing contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made, not misleading.

ARTICLE V
COVENANTS OF THE COMPANY

Between the date of this Agreement and the Closing Date:

5.1 Additional Information. The Company shall provide to Omni and its Representatives such financial, operating and other documents, data and information relating to the Company, the Company Business and the Company Assets and Liabilities of the Company, as Omni or its Representatives may reasonably request. In addition, the Company shall take all action necessary to enable Omni and its Representatives to review, inspect and audit the Company Assets, the Company Business and Liabilities of the Company and discuss them with the Company’s officers, employees, independent accountants, customers, licensees, and counsel. Notwithstanding any investigation that Omni may conduct of the Company, the Company Business, the Company Assets and the Liabilities of the Company, the Omni Parties may fully rely on the Company’s warranties, covenants and indemnities set forth in this Agreement.

5.2 Consents and Approvals. As soon as practicable after execution of this Agreement, the Company shall use commercially reasonable efforts to obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give any notice to, any Regulatory Authority or Person as is required to be obtained, made or given by the Company to consummate the transactions contemplated by this Agreement and the Collateral Documents.

5.3 No Solicitations. From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to ARTICLE XI, the Company will not nor will it authorize or permit any of its officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by it, directly or indirectly, to (i) solicit or initiate the making, submission or announcement of any other acquisition proposal with regard to any merger, sale of substantial assets, or similar proposal (collectively a “Proposal”), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non public information with respect to any other Proposal, (iii) engage in discussions with any Person with respect to any other Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any other Proposal or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any other Proposal except for the transactions contemplated to be undertaken by or with Omni.

5.4 Notification of Adverse Change. The Company shall promptly notify Omni of any material adverse change in the condition (financial or otherwise) of the Company.

5.5 Notification of Certain Matters. The Company shall promptly notify Omni of any fact, event, circumstance or action known to it that is reasonably likely to cause the Company to be unable to perform any of its covenants contained herein or any condition precedent in ARTICLE VII not to be satisfied, or that, if known on the date of this Agreement, would have been required to be disclosed to Omni pursuant to this Agreement or the existence or occurrence of which would cause any of the Company’s representations or warranties under this Agreement not to be correct and/or complete. The Company shall give prompt written notice to Omni of any adverse development causing a breach of any of the representations and warranties in ARTICLE III as of the date made. In the event that the Company Disclosure Schedule is not delivered contemporaneously with the execution of this Agreement, it shall be delivered as soon as practicable.

5.6 Company Disclosure Schedule. The Company shall, from time to time prior to Closing, supplement the Company Disclosure Statement with additional information that, if existing or known to it on the date of delivery to the Omni Parties, would have been required to be included therein. For purposes of determining the satisfaction of any of the conditions to the obligations of the Omni Parties in ARTICLE VII, the Company Disclosure Statement shall be deemed to include only (a) the information contained therein on the date of this Agreement and (b) information added to the Company Disclosure Statement by written supplements delivered prior to Closing by the Company that (i) are accepted in writing by Omni, or (ii) reflect actions taken or events occurring after the date hereof prior to Closing.

5.7 State Statutes. The Company and its Board of Directors shall, if any state takeover statute or similar law is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby.

5.8 Conduct of Business. Prior to the Closing Date, the Company shall conduct its business in the normal course, and shall not sell, pledge, or assign any assets, without the prior written approval of Omni, except in the regular course of business. Except as otherwise provided herein, the Company shall not amend its Articles of Incorporation or Bylaws, declare dividends, redeem or sell stock or other securities, incur additional or newly-funded liabilities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount, or enter into any other transaction other than in the regular course of business.

ARTICLE VI
COVENANTS OF THE OMNI PARTIES

Between the date of this Agreement and the Closing Date,

6.1 Additional Information. Omni shall provide to the Company and its Representatives such financial, operating and other documents, data and information relating to Omni and its Subsidiaries, the Omni Business and the Omni Assets and the Liabilities of Omni and its Subsidiaries, as the Company or its Representatives may reasonably request. In addition, the Company shall take all action necessary to enable the Company and its Representatives to review and inspect the Omni Assets, the Omni Business and the Liabilities of Omni and its Subsidiaries and discuss them with the Company’s officers, employees, independent accountants and counsel. Notwithstanding any investigation that the Company may conduct of Omni and its Subsidiaries, the Omni Business, the Omni Assets and the Liabilities of Omni and its Subsidiaries, the Company may fully rely on the Omni Parties’ warranties, covenants and indemnities set forth in this Agreement.

6.2 No Solicitations. From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to ARTICLE XI, Omni will not nor will it authorize or permit any of its officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by it, directly or indirectly, (i) solicit or initiate the making, submission or announcement of any other acquisition proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non public information with respect to any other acquisition proposal, (iii) engage in discussions with any Person with respect to any other acquisition proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any other acquisition proposal or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any other acquisition proposal.

6.3 Notification of Adverse Change. Omni shall promptly notify the Company of any material adverse change in the condition (financial or otherwise) of Omni.

6.4 Consents and Approvals. As soon as practicable after execution of this Agreement, the Omni Parties shall use their commercially reasonable efforts to obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give notice to, any Regulatory Authority or Person as is required to be obtained, made or given by any of the Omni Parties to consummate the transactions contemplated by this Agreement and the Collateral Documents.

6.5 Notification of Certain Matters. Omni shall promptly notify the Company of any fact, event, circumstance or action known to it that is reasonably likely to cause any Omni Party to be unable to perform any of its covenants contained herein or any condition precedent in ARTICLE VIII not to be satisfied, or that, if known on the date of this Agreement, would have been required to be disclosed to the Company pursuant to this Agreement or the existence or occurrence of which would cause any of the Omni Parties’ representations or warranties under this Agreement not to be correct and/or complete. The Omni Parties shall give prompt written notice to the Company of any adverse development causing a breach of any of the representations and warranties in ARTICLE IV.

6.6 Omni Disclosure Schedule. The Omni Parties shall, from time to time prior to Closing, supplement the Omni Disclosure Statement with additional information that, if existing or known to it on the date of this Agreement, would have been required to be included therein. For purposes of determining the satisfaction of any of the conditions to the obligations of the Company in ARTICLE VIII, the Omni Disclosure Statement shall be deemed to include only (a) the information contained therein on the date of delivery to the Company and (b) information added to the Omni Disclosure Statement by written supplements delivered prior to Closing by the Omni Parties that (i) are accepted in writing by the Company or (ii) reflect actions taken or events occurring after the date hereof and prior to Closing.

6.7 Securities Filings. Omni will timely file all reports and other documents relating to the operation of Omni required to be filed with the Securities and Exchange Commission, which reports and other documents do not and will not contain any misstatement of a material fact, and do not and will not omit any material fact necessary to make the statements therein not misleading.

6.8 Election to Omni’s Board of Directors. At the Effective Time of the Merger, Omni shall take all steps to appoint John Dunn, Lowell Giffhorn Theo Vermaelen and Steven Eisold to the Board of Directors.

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE OMNI PARTIES

All obligations of the Omni Parties under this Agreement shall be subject to the fulfillment at or prior to Closing of each of the following conditions, it being understood that the Omni Parties may, in their sole discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part.

7.1 Accuracy of Representations. All representations and warranties of the Company contained in this Agreement, the Collateral Documents and any certificate delivered by any of the Company at or prior to Closing shall be, if specifically qualified by materiality, true in all respects and, if not so qualified, shall be true in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date and except for changes contemplated or permitted by this Agreement. The Company shall have delivered to Omni and Merger Sub a certificate dated the Closing Date to the foregoing effect.

7.2 Covenants. The Company shall, in all material respects, have performed and complied with each of the covenants, obligations and agreements contained in this Agreement and the Collateral Documents that are to be performed or complied with by them at or prior to Closing. The Company shall have delivered to Omni and Merger Sub a certificate dated the Closing Date to the foregoing effect.

7.3 Consents and Approvals. All consents, approvals, permits, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Regulatory Authority or Person as provided herein.

7.4 Delivery of Documents. The Company shall have delivered, or caused to be delivered, to Omni and Merger Sub the following documents:

(i) Certified resolutions of the board of directors and Shareholders of the Company authorizing the execution of this Agreement and the Collateral Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.

(ii) Such other documents and instruments as Omni may reasonably request: (A) to evidence the accuracy of the Company’s representations and warranties under this Agreement, the Collateral Documents and any documents, instruments or certificates required to be delivered thereunder; (B) to evidence the performance by the Company of, or the compliance by the Company with, any covenant, obligation, condition and agreement to be performed or complied with by the Company under this Agreement and the Collateral Documents; or (C) to otherwise facilitate the consummation or performance of any of the transactions contemplated by this Agreement and the Collateral Documents.

7.5 No Material Adverse Change. Since the date hereof, there shall have been no material adverse change in the Company Assets, the Company Business or the financial condition or operations of the Company, taken as a whole.

7.6 Additional Disclosure. There shall have been no disclosure in any Company Disclosure Schedule or any supplement to the Company Disclosure Schedule or documents set forth in or attached thereto delivered after the execution of this Agreement, which, in the reasonable opinion of Omni, does or may have a Material Adverse Effect on the Company.

ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

All obligations of the Company under this Agreement shall be subject to the fulfillment at or prior to Closing of the following conditions, it being understood that the Company may, in its sole discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part.

8.1 Accuracy of Representations. All representations and warranties of the Omni Parties contained in this Agreement and the Collateral Documents and any other document, instrument or certificate delivered by any of the Omni Parties at or prior to the Closing shall be, if specifically qualified by materiality, true and correct in all respects and, if not so qualified, shall be true and correct in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date and except for changes contemplated or permitted by this Agreement. The Omni Parties shall have delivered to the Company a certificate dated the Closing Date to the foregoing effect.

8.2 Covenants. The Omni Parties shall, in all material respects, have performed and complied with each obligation, agreement, covenant and condition contained in this Agreement and the Collateral Documents and required by this Agreement and the Collateral Documents to be performed or complied with by the Omni Parties at or prior to Closing. The Omni Parties shall have delivered to the Company a certificate dated the Closing Date to the foregoing effect.

8.3 Consents and Approvals. All consents, approvals, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Regulatory Authority or Person as provided herein.

8.4 Delivery of Documents. The Omni Parties, as applicable, shall have executed and delivered, or caused to be executed and delivered, to the Company the following documents:

(i) Certified copies of the articles of incorporation and by laws of Omni and certified resolutions by the board of directors authorizing the execution of this Agreement and the Collateral Documents and the consummation of the transactions contemplated hereby.

(ii) Such other documents and instruments as the Company may reasonably request: (A) to evidence the accuracy of the representations and warranties of the Omni Parties under this Agreement and the Collateral Documents and any documents, instruments or certificates required to be delivered thereunder; (B) to evidence the performance by the Omni Parties of, or the compliance by the Omni Parties with, any covenant, obligation, condition and agreement to be performed or complied with by the Omni Parties under this Agreement and the Collateral Documents; or (C) to otherwise facilitate the consummation or performance of any of the transactions contemplated by this Agreement and the Collateral Documents.

(iii) Letters of resignation from Omni’s current officers and directors to be effective upon the Closing.

(iv) Board resolutions from Omni’s current directors appointing the designees of the Company to Omni’s board of directors.

8.5 No Material Adverse Change. There shall have been no material adverse change in the business, financial condition or operations of Omni and its Subsidiaries taken as a whole.

8.6 No Litigation. No action, suit or proceeding shall be pending or threatened by or before any Regulatory Authority and no Legal Requirement shall have been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement and the Collateral Documents that would: (i) prevent consummation of any of the transactions contemplated by this Agreement and the Collateral Documents; (ii) cause any of the transactions contemplated by this Agreement and the Collateral Documents to be rescinded following consummation; or (iii) have a Material Adverse Effect on Omni.

8.7 Dissenters’ Rights. Not more than $25,000 in claims shall have been asserted in connection with dissenters’ appraisal rights under the BCA in connection with the Merger.

8.8 Exchange Act Requirements. Omni shall have complied with the provisions of Rule 14f-1 of the Exchange Act, if necessary.

8.9 Expenses. Omni shall have paid or arranged for the payment of all costs and expenses of the Omni Parties associated with this Agreement and the transactions contemplated hereby.

8.10 Subsidiary Transfer. As of the Effective Time, Omni shall have transferred (the “Transfer”) all of the capital stock of Omni U.S.A. Inc., a Washington Corporation and Butler Products Corporation to Asia Capital LLC (“Asia”) for an aggregate purchase price of $672,000 paid by delivery of a promissory note. The Transfer shall be effected pursuant to the terms of the Stock Purchase Agreement dated as of the Closing Date in the form attached as Exhibit A.

8.11 Cancellation of outstanding Warrants. All of the outstanding warrants to purchase shares of Omni Common Stock shall have been cancelled.

8.12 No Assets/Liabilities. As of the Effective Time, after giving effect to the Transfer, Omni shall have (a) no liabilities whatsoever and (b) no assets except cash of at least $20,000 which shall be used to pay counsel for the Company.

ARTICLE IX
INDEMNIFICATION

9.1 Indemnification by the Company. The Company shall indemnify, defend and hold harmless (i) Omni, (ii) each of Omni’s assigns and successors in interest to the Company Shares, and (iii) each of their respective current, former and future shareholders, members, partners, directors, officers, managers, employees, agents, attorneys and representatives, from and against any and all Losses which may be incurred or suffered by any such party and which may arise out of or result from any inaccuracy in or breach of any material representation, warranty, covenant or agreement of the Company contained in this Agreement or in any document or other writing delivered pursuant thereto. All claims to be asserted hereunder must be made by the fifteenth month following the Closing.

9.2 Indemnification by the Omni Parties. The Omni Parties shall indemnify, defend and hold harmless the Company and each of the Company Shareholders from and against any and all Losses which may be incurred or suffered by any such party hereto and which may arise out of or result from (a) any inaccuracy in or any breach of any material representation, warranty, covenant or agreement of the Omni Parties contained in this Agreement or in any document or other writing delivered pursuant thereto, or (b) any claim that the Merger or transfer was improper, invalid or void. All claims to be asserted hereunder must be made by the fifteenth month following the Closing.

9.3 Notice to Indemnifying Party. If any party (the “Indemnified Party”) receives notice of any claim or other commencement of any action or proceeding with respect to which any other party (or parties) (the “Indemnifying Party”) is obligated to provide indemnification pursuant to Sections 9.1 or 9.2, the Indemnified Party shall promptly give the Indemnifying Party written notice thereof, which notice shall specify in reasonable detail, if known, the amount or an estimate of the amount of the liability arising therefrom and the basis of the claim. Such notice shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder, but the failure of the Indemnified Party to give prompt notice of a claim shall not adversely affect the Indemnified Party’s right to indemnification hereunder unless the defense of that claim is materially prejudiced by such failure. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed) unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 9.4.

9.4 Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a Person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding (i) if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim (subject to any limitations on such liability contained in this Agreement) and (ii) if it provides assurances, reasonably satisfactory to the Indemnified Party, that it will be financially able to satisfy such claims in full if the same are decided adversely. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, it may use counsel of its choice to prosecute such defense, subject to the approval of such counsel by the Indemnified Party, which approval shall not be unreasonably withheld or delayed. In this regard, Troy & Gould, P.C. is hereby approved by Omni as counsel to the Company (in its capacity as the Indemnifying Party). The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided, however, that if the Indemnified Party, in its sole discretion, determines that there exists a conflict of interest between the Indemnifying Party (or any constituent party thereof) and the Indemnified Party, the Indemnified Party (or any constituent party thereof) shall have the right to engage separate counsel, the reasonable costs and expenses of which shall be paid by the Indemnified Party. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall take all steps necessary to pursue the resolution thereof in a prompt and diligent manner. The Indemnifying Party shall be entitled to consent to a settlement of, or the stipulation of any judgment arising from, any such claim or legal proceeding, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that no such consent shall be required from the Indemnified Party if (i) the Indemnifying Party pays or causes to be paid all Losses arising out of such settlement or judgment concurrently with the effectiveness thereof (as well as all other Losses theretofore incurred by the Indemnified Party which then remain unpaid or unreimbursed), (ii) in the case of a settlement, the settlement is conditioned upon a complete release by the claimant of the Indemnified Party and (iii) such settlement or judgment does not require the encumbrance of any asset of the Indemnified Party or impose any restriction upon its conduct of business.

ARTICLE X
TERMINATION

10.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time.

(a) by mutual written agreement of Omni and the Company hereto duly authorized by action taken by or on behalf of their respective Boards of Directors; or

(b) by either the Company or Omni upon notification to the non terminating party by the terminating party:

(i) if the terminating party is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement on the part of the non terminating party set forth in this Agreement such that the conditions in Sections 7.1, 7.2, 8.1 or 8.2 will not be satisfied; provided, however, that if such breach is curable by the non terminating party and such cure is reasonably likely to be completed prior to the date specified in Section 10.1(b)(ii), then, for so long as the non terminating party continues to use commercially reasonable efforts to effect and cure, the terminating party may not terminate pursuant to this Section 10.1(b)(i);

(ii) if the Closing has not transpired on or before 45 days from the date hereof; or

(iii) if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an order making illegal or otherwise permanently restricting, preventing or otherwise prohibiting the Merger and such order shall have become final and nonappealable.

10.2 Effect of Termination. If this Agreement is validly terminated by either the Company or Omni pursuant to Section 10.1, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of the parties hereto other than the obligations under Section 5.3, Section 6.2 and Section 11.12, except that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

ARTICLE XI
MISCELLANEOUS

11.1 Parties Obligated and Benefited. This Agreement shall be binding upon the Parties and their respective successors by operation of law and shall inure solely to the benefit of the Parties and their respective successors by operation of law, and no other Person shall be entitled to any of the benefits conferred by this Agreement, except that the Company Shareholders shall be third party beneficiaries of this Agreement. Without the prior written consent of the other Party, no Party may assign this Agreement or the Collateral Documents or any of its rights or interests or delegate any of its duties under this Agreement or the Collateral Documents.

11.2 Publicity. The initial press release shall be a joint press release and thereafter the Company and Omni each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Regulatory Authorities (including any national securities interdealer quotation service) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities interdealer quotation service.

11.3 Notices. Any notices and other communications required or permitted hereunder shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by certified or registered mail (postage prepaid and return receipt requested) or by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by telex or facsimile (with request for immediate confirmation of receipt in a manner customary for communications of such respective type and with physical delivery of the communication being made by one or the other means specified in this Section as promptly as practicable thereafter). Notices shall be addressed as follows:

(a)	If to the Omni Parties to:
Omni U.S.A., Inc. 7502 Mesa Road Houston, Texas 77028 Attention: Jeffrey K. Daniel Facsimile No:

With a copy to: Michael Zahorik, Esq. 520 S. Snowmass Circle Superior, Colorado 80027 Facsimile No. 303-956-5821

If to the Company to: Brendan Technologies Inc. Research Center Plaza 2236 Rutherford Road, Suite 107 Carlsbad, California 92008 Attention: John R. Dunn Facsimile No. (760) 929-7504
With a copy to: Troy & Gould 1801 Century Park East, 16th Floor Los Angeles, California 90067 Attention: David L. Ficksman, Esq. Facsimile No. (310) 789-1290

Any Party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section.

11.4 Attorneys’ Fees. In the event of any action or suit based upon or arising out of any alleged breach by any Party of any representation, warranty, covenant or agreement contained in this Agreement or the Collateral Documents, the prevailing Party shall be entitled to recover reasonable attorneys’ fees and other costs of such action or suit from the other Party.

11.5 Headings. The Article and Section headings of this Agreement are for convenience only and shall not constitute a part of this Agreement or in any way affect the meaning or interpretation thereof.

11.6 Choice of Law. This Agreement and the rights of the Parties under it shall be governed by and construed in all respects in accordance with the laws of the State of California, without giving effect to any choice of law provision or rule (whether of the State of California or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the State of California).

11.7 Rights Cumulative. All rights and remedies of each of the Parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies shall not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

11.8 Further Actions. The Parties shall execute and deliver to each other, from time to time at or after Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

11.9 Time of the Essence. Time is of the essence under this Agreement. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act shall be extended to the next succeeding Business Day.

11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.11 Entire Agreement. This Agreement (including the Exhibits, the Company Disclosure Statement, the Omni Disclosure Statement and any other documents, instruments and certificates referred to herein, which are incorporated in and constitute a part of this Agreement) contains the entire agreement of the Parties.

11.12 Expenses. Each party will be responsible for payment of its expenses in connection with the transactions contemplated by this Agreement.

11.13 Survival of Representations and Covenants. Notwithstanding any right of the Omni Parties fully to investigate the affairs of the Company and notwithstanding any knowledge of facts determined or determinable by the Omni Parties pursuant to such investigation or right of investigation, the Omni Parties shall have the right to rely fully upon the representations, warranties, covenants and agreements of the Company contained in this Agreement. Each representation, warranty, covenant and agreement of the Company contained herein shall survive the execution and delivery of this Agreement and the Closing and shall thereafter terminate and expire on the first anniversary of the Closing Date unless, prior to such date, Omni has delivered to the Company Shareholders a written notice of a claim with respect to such representation, warranty, covenant or agreement.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

OMNI U.S.A., INC., A NEVADA CORPORATION
By: Name: Jeffrey K. Daniel Title: President

OMNI MERGER SUB, INC., A MICHIGAN CORPORATION
By: Name: Jeffrey K. Daniel Title: President
Jeffrey K. Daniel Edward Daniel BRENDAN TECHNOLOGIES, INC., A MICHIGAN CORPORATION
By: Name: John R. Dunn Title: Chairman

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ARTICLE I	DEFINITIONS	1

1.1	Certain Definitions	1
1.2	Other Definitions	5

ARTICLE II	THE MERGER	5

2.1	Merger; Surviving Corporation	5
2.2	Articles of Incorporation	6
2.3	By Laws	6
2.4	Effective Time	6
2.5	Merger Shares; Conversion and Cancellation of Securities.	6
2.6	Delivery of Certificates.	7
2.7	Stock Transfer Books	8
2.8	Dissenting Shares	8
2.9	Restriction on Transfer	8
2.10	Restrictive Legend	8
2.11	Closing	9

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	9

3.1	Organization and Qualification	9
3.2	Capitalization.	9
3.3	Authority and Validity	10
3.4	No Breach or Violation	10
3.5	Consents and Approvals	10
3.6	Intellectual Property	11
3.7	Compliance with Legal Requirements	11
3.8	Financial Statements	11
3.9	Litigation	11
3.10	Taxes	11
3.11	Books and Records	11
3.12	Brokers or Finders	11
3.13	Disclosure	12
3.14	No Undisclosed Liabilities	12
3.15	Absence of Certain Changes	12
3.16	Contracts	12
3.17	Permits and Licenses	13
3.18	Assets Necessary to Business	13
3.19	Labor Agreements and Labor Relations	13
3.20	Employment Arrangements	13

i

(continued)
Page

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE OMNI PARTIES	13

4.1	Organization and Qualification	14
4.2	Capitalization.	14
4.3	Authority and Validity	14
4.4	No Breach or Violation	15
4.5	Consents and Approvals	15
4.6	Compliance with Legal Requirements	15
4.7	Litigation	16
4.8	Ordinary Course	16
4.9	Taxes	16
4.10	Books and Records	16
4.11	Financial and Other Information.	16
4.12	Brokers or Finders	16
4.13	Disclosure	17
4.14	Filings	17

ARTICLE V	COVENANTS OF THE COMPANY	17

5.1	Additional Information	17
5.2	Consents and Approvals	17
5.3	No Solicitations	17
5.4	Notification of Adverse Change	18
5.5	Notification of Certain Matters	18
5.6	Company Disclosure Schedule	18
5.7	State Statutes	18
5.8	Conduct of Business	18

ARTICLE VI	COVENANTS OF THE OMNI PARTIES	18

6.1	Additional Information	19
6.2	No Solicitations	19
6.3	Notification of Adverse Change	19
6.4	Consents and Approvals	19
6.5	Notification of Certain Matters	19
6.6	Omni Disclosure Schedule	19
6.7	Securities Filings	20
6.8	Election to Omni’s Board of Directors	20

ARTICLE VII	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE OMNI PARTIES	20

7.1	Accuracy of Representations	20

(continued)
Page

7.2	Covenants	20
7.3	Consents and Approvals	20
7.4	Delivery of Documents	20
7.5	No Material Adverse Change	21
7.6	Additional Disclosure	21

ARTICLE VIII	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY	21

8.1	Accuracy of Representations	21
8.2	Covenants	21
8.3	Consents and Approvals	22
8.4	Delivery of Documents	22
8.5	No Material Adverse Change	22
8.6	No Litigation	22
8.7	Dissenters’ Rights	22
8.8	Exchange Act Requirements	22
8.9	Expenses	22
8.10	Subsidiary Transfer	23
8.11	Cancellation of outstanding Warrants	23
8.12	No Assets/Liabilities	23

ARTICLE IX	INDEMNIFICATION	23

9.1	Indemnification by the Company	23
9.2	Indemnification by the Omni Parties	23
9.3	Notice to Indemnifying Party	23
9.4	Defense by Indemnifying Party	24

ARTICLE X	TERMINATION	24

10.1	Termination	24
10.2	Effect of Termination	25

ARTICLE XI	MISCELLANEOUS	25

11.1	Parties Obligated and Benefited	25
11.2	Publicity	25
11.3	Notices	25
11.4	Attorneys’ Fees	26
11.5	Headings	27
11.6	Choice of Law	27
11.7	Rights Cumulative	27
11.8	Further Actions	27

(continued)
Page

11.9	Time of the Essence	27
11.10	Counterparts	27
11.11	Entire Agreement	27
11.12	Expenses	27
11.13	Survival of Representations and Covenants	27